Exhibit 99.1

Pulmatrix Announces Patient Dosing Completed for its Novel Inhaled Therapy PUR3100 for Acute Migraine

Company is evaluating its iSPERSETM orally inhaled dry powder formulation of dihydroergotamine (DHE) for treatment of acute migraine and expects pharmacokinetic data from the Phase 1 study in Q4 2022

LEXINGTON, Mass., September 26, 2022 – Pulmatrix, Inc. (NASDAQ: PULM), a clinical-stage biopharmaceutical company developing innovative inhaled therapies to address serious disease using its patented iSPERSE™ technology, today announced that all subjects have completed dosing in a Phase 1 trial evaluating PUR3100, a novel orally inhaled formulation of dihydroergotamine (DHE) in healthy volunteers. Phase 1 data from this study is expected in Q4 2022.

The Phase 1 trial has a double-dummy, double-blinded design to assesses the safety, tolerability and pharmacokinetics of three distinct dose groups of inhaled PUR3100 with intravenous (IV) placebo compared to a single dose of IV DHE (DHE mesylate injection) with inhaled placebo. Twenty-six healthy subjects were enrolled and each of the four groups contained at least six subjects.

Ted Raad, Chief Executive Officer of Pulmatrix, noted “We believe that both the convenience and potential efficacy and tolerability profile of an inhaled DHE will allow for significant adoption, particularly among those who cannot obtain relief from current prescription medications. We look forward to advancing PUR3100 to potentially be a best-in-class product for this debilitating disease.”

According to the Migraine Research Foundation, thirty-eight million people in the U.S. experience migraine attacks, defined as typically one to two migraines per month. Migraines account for 1.2 million emergency room visits each year. Most people with migraines (75%) cannot obtain relief from current prescription medications indicating a need for new treatments. Dihydroergotamine (DHE) administration options are currently limited to intravenous, generally requiring administration in the emergency department, or nasal spray administration which is not well-tolerated by all patients.

Dr. Margaret Wasilewski, Chief Medical Officer of Pulmatrix, commented, “We are evaluating a proprietary formulation of inhaled PUR3100 for the potential treatment of acute migraine - an underserved neurological disease for which patients are in great need of different therapeutic options. Pulmatrix’s iSPERSE technology enables a formulation of DHE that can be immediately self-administered, and thereby, offers the potential for an optimized treatment for acute migraine patients in terms of timing and convenience of administration.”

About Pulmatrix, Inc.

Pulmatrix is a clinical-stage biopharmaceutical company developing innovative inhaled therapies to address serious pulmonary and non-pulmonary disease using its patented iSPERSE™ technology. The Company’s proprietary product pipeline includes treatments for serious lung diseases, such as allergic bronchopulmonary aspergillosis (“ABPA”), Chronic Obstructive Pulmonary Disease (“COPD”), and neurologic disorders such as acute migraine. Pulmatrix’s product candidates are based on its proprietary engineered dry powder delivery platform, iSPERSE™, which seeks to improve therapeutic delivery to the lungs by maximizing local concentrations and reducing systemic side effects to improve patient outcomes.

About iSPERSE™ Technology

Our innovative particle engineering technology creates dry powder, which solves limitations of conventional inhaled technologies and expands the universe of inhalable drug therapies. iSPERSE is a proprietary technology that allows a broad range of drugs to be formulated as small, dense, and dispersible particles for highly efficient drug delivery and deep penetration into the lungs. iSPERSE can efficiently deliver small molecules, drug combinations, peptides, proteins, and nucleic acids via the respiratory system for the treatment of both respiratory and non-respiratory diseases.

Forward-Looking Statements

Certain statements in this letter that are forward-looking and not statements of historical fact are forward-looking statements within the meaning of the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements include, but are not limited to, statements of historical fact and may be identified by words such as “anticipates,” “assumes,” “believes,” “can,” “could,” “estimates,” “expects,”, “extended”, “forecasts,” “guides,” “intends,” “is confident that”, “may,” “plans,” “seeks,” “projects,” “targets,” and “would,” and their opposites and similar expressions are intended to identify forward-looking statements. Such forward-looking statements are based on the beliefs of management as well as assumptions made by and information currently available to management. Actual results could differ materially from those contemplated by the forward-looking statements as a result of certain factors, including, but not limited to, the impact of the novel coronavirus (COVID-19) on the Company’s ongoing and planned clinical trials; the geographic, social and economic impact of COVID-19 on the Company’s ability to conduct its business and raise capital in the future when needed; delays in planned clinical trials; the ability to establish that potential products are efficacious or safe in preclinical or clinical trials; the ability to establish or maintain collaborations on the development of therapeutic candidates; the ability to obtain appropriate or necessary governmental approvals to market potential products; the ability to obtain future funding for developmental products and working capital and to obtain such funding on commercially reasonable terms; the Company’s ability to manufacture product candidates on a commercial scale or in collaborations with third parties; changes in the size and nature of competitors; the ability to retain key executives and scientists; the ability to secure and enforce legal rights related to the Company’s products, including patent protection. A discussion of these and other factors, including risks and uncertainties with respect to the Company, is set forth in the Company’s filings with the SEC, including its most recent Annual Report on Form 10-K, as may be supplemented or amended by the Company’s Quarterly Reports on Form 10-Q. The Company disclaims any intention or obligation to revise any forward-looking statements, whether as a result of new information, future events or otherwise, except as required by law.

Investor Contact:

Timothy McCarthy, CFA

917-679-9282

tim@lifesciadvisors.com